Exhibit 99.1

FOR IMMEDIATE RELEASE	May 10, 2004

For further information contact:
Edward S. Wozniak
Senior Vice President, Chief Financial Officer
(317) 612-2243
ewozniak@galyans.com

GALYANS ANNOUNCES APPOINTMENT OF PRESIDENT
and CHIEF MERCHANDISING OFFICER

PLAINFIELD, IN - May 10, 2004 - Galyan's Trading Company, Inc. (NASDAQ: GLYN), announced today the appointment of Richard Leto as President and Chief Merchandising Officer of the Company. The announcement was made by Edwin J. Holman, GALYANS Chief Executive Officer.

Mr. Holman will be responsible for Finance, Human Resources, Information Technology, Logistics, Real Estate and Stores. Mr. Leto will be responsible for Marketing, Merchandising, Planning and Allocation. It is expected that Mr. Leto will join GALYANS Board of Directors when he joins the Company in mid-June.

Mr. Leto was most recently Executive Vice President, Merchandising of Kohl's Department Stores headquartered in Menomonee Falls, Wisconsin. Prior to joining Kohl's in 1996, Mr. Leto was Executive Vice President of Merchandising for Macy's East, headquartered in New York City.

Edwin J. Holman stated: "We are very pleased to attract an executive of Rick Leto's caliber to GALYANS. His wealth of merchandising background and experience at Kohl's and Macy's will significantly strengthen our management team and our ability to better execute the company's strategies. His expertise will be key in positioning GALYANS as a premier retailer of sports and outdoor."

"GALYANS is uniquely positioned in the sports and outdoor business. The concept is fresh and the merchandising mix is customer driven. I am excited about the opportunity to learn more about GALYANS and the communities we serve, and I will use what I've learned in my 31 years in retailing to make a positive difference for the company," Leto said.

GALYANS is an active lifestyle retailer that anticipates and focuses on the latest in sports, fitness, outdoor recreation and apparel. GALYANS operates 47 stores in 21 states with unique designs to merchandise not only the equipment for hundreds of popular active lifestyle activities, but also the footwear, apparel and accessories that go along with them.

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